Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Green Dot Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock	Other	2,400,000 (2)	$17.36 (3)	$41,664,000	$0.00011020	$4,591.37
Total Offering Amounts					$41,664,000		$4,591.37
Total Fee Offsets							—
Net Fee Due							$4,591.37

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Green Dot Corporation’s (the “Registrant”) Class A common stock, $0.001 par value per share (“Common Stock”), that become issuable under the Green Dot Corporation 2010 Equity Incentive Plan (the “Plan”) in respect of the shares identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents 2,400,000 additional shares of Common Stock that were reserved for future issuance under the Plan.
(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, based on the high and low prices of Common Stock as reported on the New York Stock Exchange on August 4, 2023.